MutualFirst Announces Increased Earnings Per Share

MUNCIE, Ind., April 22, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2014 increased to $2.0 million, or $.28 for basic and $.27 for diluted earnings per common share. This compared to net income available to common shareholders during the same period in 2013 of $1.6 million, or $.23 for basic and $.22 for diluted earnings per common share. Annualized return on assets was .57% and return on average tangible common equity was 6.98% for the first quarter of 2014 compared to .56% and 5.95% respectively, for the same period of last year.

"We are pleased with the continued improvement in earnings," said David W. Heeter, President and CEO.

Financial highlights for the first quarter ended March 31, 2014 included:

  Core transactional deposit accounts increased $16.3 million.
  Allowance for loan losses to non-performing loans as of March 31, 2014 was 170.28% compared to 156.15% as of December 31, 2013.  Allowance for loan losses to loans receivable was unchanged at 1.37% as of March 31, 2014 compared to December 31, 2013.
  Net charge offs on an annualized basis were 0.16% in the first quarter of 2014 compared to 0.41% in the same period in 2013.
  Net interest margin increased to 3.26% for the first quarter of 2014 compared to 3.07% for the first quarter of 2013.
  Provision for loan losses decreased $600,000 in the first quarter of 2014 compared to the first quarter of 2013.
  Non-interest income for the quarter ended March 31, 2014 decreased $764,000 compared to the first quarter of 2013 primarily due to a reduction in gains on sale of loans and investments.
  Non-interest expense for the first quarter of 2014 increased $334,000 over the first quarter of 2013.  The increase is primarily due to increased salary and benefit expenses.

Balance Sheet

Assets decreased $2.9 million as of March 31, 2014 compared to December 31, 2013, primarily due to the decrease in gross loans by $1.5 million. The decrease in the gross loan portfolio was primarily due to a $5.1 million decline in the consumer residential loan portfolio as a majority of current mortgage production was sold into the secondary market for interest rate risk mitigation. The commercial loan portfolio increased $1.9 million and the non-real estate consumer loan portfolio increased $1.7 million. The $3.6 million increase in our commercial and non-real estate consumer loan portfolios in the first quarter of 2014 compared favorably to a decline of $3.5 million in the first quarter of 2013.

Deposits decreased by $8.1 million as the Bank allowed wholesale deposits to run off, which was partly responsible for a $24.4 million decline in certificates of deposit. This decrease was partially offset by increases in core transactional accounts, which increased $16.3 million in the first quarter of 2014. Core transactional deposits increased to 60% of the Bank's total deposits as of March 31, 2014 compared to 58% as of December 31, 2013 and 53% as of March 31, 2013.

The allowance for loan losses decreased by $42,000 to $13.4 million as of March 31, 2014 as compared to December 31, 2013. Net charge offs for the first quarter of 2014 were $392,000, or 0.16% of loans on an annualized basis, compared to $997,000, or 0.41% of loans on an annualized basis, for the first quarter of 2013. The allowance for loan losses to non-performing loans as of March 31, 2014 increased to 170.3% compared to 156.2% as of December 31, 2013. The allowance for loan losses to total loans as of March 31, 2014 was 1.37%, the same as of December 31, 2013. "We continue to be pleased with the improvement in our asset quality and we believe that our current allowance for loan losses adequately reflects the risk in our portfolio and the current risk in the economy," Heeter added.

Stockholders' equity was $115.3 million at March 31, 2014, an increase of $3.7 million from December 31, 2013. The increase was a result of net income of $2.0 million and an increase in unrealized gains on the investment portfolio of $2.1 million. This increase was partially offset by dividend payments of $427,000 to common shareholders. The Company's tangible book value per share as of March 31, 2014 increased to $15.99 compared to $15.46 as of December 31, 2013 and tangible common equity ratio was 8.21% as of March 31, 2014 compared to 7.92% as of December 31, 2013. Stockholders' equity declined $24.9 million compared to March 31, 2013 as the Company redeemed all $28.9 million of the preferred shares purchased by the United States Treasury in the Small Business Lending Fund in the second and fourth quarters of 2013. The Company's and the Bank's risk-based capital ratio were well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2014.

Income Statement

Net interest income before the provision for loan losses increased $440,000 for the quarter ended March 31, 2014 compared to the same period in 2013. The increase was a result of an increase in the net interest margin from 3.07% in the first quarter of 2013 to 3.26% in the first quarter of 2014, which was partially offset by a decline in average earning assets of $23.9 million. On a linked quarter basis, net interest income before the provision for loan losses increased $214,000 as net interest margin increased 9 basis points. A decline in average earning assets of $11.9 million partially offset the increase of the net interest margin.

Heeter commented, "The increase in net interest margin is a result of continued deposit repricing, along with our strategic objective to change our balance sheet mix. We have been successful in changing our liability mix and continue to work to change our earning asset mix."

The provision for loan losses for the first quarter of 2014 decreased to $350,000 compared to $950,000 during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses and was impacted by a decrease in net charge offs to $392,000 for the first quarter of 2014 compared to net charge offs of $997,000 in the first quarter of 2013. Non-performing loans to total loans at March 31, 2014 were 0.80% compared to 0.88% at December 31, 2013. Non-performing assets to total assets were 1.12% at March 31, 2014 compared to 1.22% at December 31, 2013.

Non-interest income for the first quarter of 2014 was $2.9 million a decrease of $764,000 compared to the first quarter of 2013. Non-interest income decreased as gains on sales of loans declined by $332,000 as sold loans declined by approximately $21 million in the first quarter of 2014 compared to the first quarter of 2013. Service fee income on deposit accounts decreased by $230,000 primarily due to an annual incentive payment received for card services in 2013 which was not repeated in 2014. Typically this incentive payment is received in the fourth quarter. Gain on sale of investments declined in the first quarter of 2014 compared to the first quarter of 2013 as fewer opportunities exist within the investment portfolio for gains as market rates increased in late 2013. These declines were partially offset by an increase in commission income by $100,000 when comparing the first quarter of 2014 to the first quarter of 2013. Commission income comes from trust, wealth management, and brokerage business lines. On a linked quarter basis, non-interest income declined $308,000 as a result of a decline in service fee income primarily due to seasonality and the reason described above. Gain on sale of loans and net servicing gains also declined as mortgage production slowed which resulted in fewer loans were sold and a mortgage servicing rights recovery in the fourth quarter of 2013 was not repeated in the first quarter of 2014.

Non-interest expense increased $334,000 when comparing the first quarter of 2014 with that of 2013. This increase was a result of an increase in salaries and benefits of $322,000 and professional fees of $102,000. The increase in salaries and benefits was a result of annual salary increases and a reduction of $105,000 on compensation deferred due to fewer loan originations when compared to the first quarter of 2013. The increase in professional fees was primarily a result of a revenue enhancement consulting engagement. On a linked quarter basis, non-interest expense decreased $425,000 primarily due to a reduction in salaries and benefits primarily due to year-end incentive accruals, a reduction in repossessed asset expenses, and a reduction in other operating expenses.

Heeter concluded, "We are pleased with the results and increasing shareholder value is our top priority. We continue to seek ways to become more profitable and increase our franchise value."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2014	2013	2013
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$22,122	$25,285	$34,396
Investment securities - AFS	269,106	264,348	284,271
Loans held for sale	1,542	1,888	6,765
Loans, gross	977,849	979,378	971,867
Allowance for loan loss	(13,370)	(13,412)	(15,991)
Net loans	964,479	965,966	955,876
Premise and equipment, net	31,419	31,471	31,878
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	1,965	2,092	2,475
Cash value of life insurance	50,110	49,843	48,727
Prepaid FDIC premium	0	0	1,344
Core deposit and other intangibles	1,461	1,629	2,200
Deferred tax asset	15,468	17,002	16,413
Foreclosed real estate	7,647	8,433	6,436
Other assets	8,832	9,057	8,528
Total assets	$1,388,542	1,391,405	$1,413,700

Liabilities and Stockholders' Equity
Deposits	$1,104,961	1,113,084	$1,167,727
FHLB advances	144,128	142,928	81,525
Other borrowings	10,711	10,890	11,427
Other liabilities	13,431	12,861	12,842
Stockholders' equity	115,311	111,642	140,179
Total liabilities and stockholders' equity	$1,388,542	1,391,405	$1,413,700

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2014	2013	2013
	(000)	(000)	(000)

Total interest income	$12,738	$12,848	$12,901
Total interest expense	2,319	2,643	2,922

Net interest income	10,419	10,205	9,979
Provision (credit) for loan losses	350	(950)	950
Net interest income after provision
for loan losses	10,069	11,155	9,029

Non-interest income
Service fee income	1,341	1,607	1,571
Net realized gain on sales of AFS securities	150	0	339
Equity in losses of limited partnerships	(93)	(116)	(126)
Commissions	1,082	1,157	982
Net gain on sale of loans	104	198	436
Net servicing fees (expenses)	(24)	86	(28)
Increase in cash value of life insurance	267	454	317
Net gain (loss) on sale of other real estate and repossessed assets	(62)	(267)	19
Other income	108	62	127
Total non-interest income	2,873	3,181	3,637

Non-interest expense
Salaries and employee benefits	5,873	6,128	5,551
Occupancy and equipment	1,128	1,076	1,160
ATM and debit card expense	290	325	241
Data processing fees	406	349	384
Professional fees	438	421	336
Advertising and promotion	301	368	270
Deposit insurance	270	254	324
Software subscriptions and maintenance	416	382	369
Intangible amortization	168	174	211
Other real estate and repossessed assets	135	244	173
Other expenses	822	951	894
Total non-interest expense	10,247	10,672	9,913

Income before taxes	2,695	3,664	2,753
Income tax provision	732	1,023	777
Net income	1,963	2,641	1,976
Preferred stock dividends and amortization	-	346	362
Net income available to common shareholders	$1,963	$2,295	$1,614

Pre-tax pre-provision earnings (1)	$3,045	$2,368	$3,341

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		3/31/2014			3/31/2013
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$20,711	$4	0.08%	$23,801	$6	0.10%
Mortgage-backed securities:
Available-for-sale	210,674	1,415	2.69	240,420	1,566	2.61
Investment securities:
Available-for-sale	54,179	352	2.60	38,617	179	1.85
Loans receivable	977,656	10,767	4.41	984,325	11,023	4.48
Stock in FHLB of Indianapolis	14,391	200	5.56	14,391	127	3.53
Total interest-earning assets (2)	1,277,611	12,738	3.99	1,301,554	12,901	3.96
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	111,657			113,380
Total assets	$1,389,268			$1,414,934

Interest-Bearing Liabilities:
Demand and NOW accounts	$257,138	141	0.22	$257,763	169	0.26
Savings deposits	123,173	3	0.01	114,040	3	0.01
Money market accounts	121,194	74	0.24	96,187	61	0.25
Certificate accounts	456,918	1,483	1.30	567,527	2,277	1.60
Total deposits	958,423	1,701	0.71	1,035,517	2,510	0.97
Borrowings	153,025	618	1.62	88,887	412	1.85
Total interest-bearing accounts	1,111,448	2,319	0.83	1,124,404	2,922	1.04
Non-interest bearing deposit accounts	150,014			137,807
Other liabilities	13,672			12,952
Total liabilities	1,275,134			1,275,163
Stockholders' equity	114,134			139,771
Total liabilities and stockholders' equity	$1,389,268			$1,414,934

Net earning assets	$166,163			$177,150

Net interest income		$10,419			$9,979

Net interest rate spread			3.15%			2.93%

Net yield on average interest-earning assets			3.26%			3.07%

Average interest-earning assets to
average interest-bearing liabilities			114.95%			115.76%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2014	2013	2013

Share and per share data:
Average common shares outstanding
Basic	7,118,853	7,107,294	7,037,166
Diluted	7,353,044	7,314,436	7,195,092
Per common share:
Basic earnings	$0.28	$0.32	$0.23
Diluted earnings	$0.27	$0.31	$0.22
Dividends	$0.06	$0.06	$0.06

Dividend payout ratio	22.22%	19.35%	27.27%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(3)	0.57%	0.75%	0.56%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(3)	6.98%	8.48%	5.95%
Interest rate spread information:
Average during the period(3)	3.15%	3.04%	2.93%

Net interest margin(3)(4)	3.26%	3.17%	3.07%

Efficiency Ratio	77.09%	79.74%	72.80%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	114.95%	115.80%	115.76%

Allowance for loan losses:
Balance beginning of period	$13,412	$14,454	$16,038
Charge offs:
Mortgage first lien	80	170	383
Mortgage - line of credits and junior liens	233	65	246
Commercial real estate	0	28	71
Consumer loans	160	111	234
Commercial business loans	0	4	166
Sub-total	473	378	1,100

Recoveries:
Mortgage first lien	4	217	23
Mortgage - line of credits and junior liens	3	1	9
Commercial real estate	13	0	0
Consumer loans	58	31	69
Commercial business loans	3	37	2
Sub-total	81	286	103

Net charge offs	392	92	997
Additions charged to operations	350	(950)	950
Balance end of period	$13,370	$13,412	$15,991

Net loan charge-offs to average loans (3)	0.16%	0.04%	0.41%

	March 31,	December 31,	March 31,
	2014	2013	2013

Total shares outstanding	7,122,249	7,117,179	7,081,327
Tangible book value per share	$15.99	$15.46	$15.40
Tangible common equity to tangible assets	8.21%	7.92%	7.72%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,743	$4,057	$11,003
Mortgage - line of credits and junior liens	325	421	1,556
Commercial real estate	2,088	2,452	8,219
Consumer loans	333	361	1,339
Commercial business loans	1,157	1,109	1,711
Total non-accrual loans	7,646	8,400	23,828
Accruing loans past due 90 days or more	206	188	813
Total nonperforming loans	7,852	8,588	24,641
Real estate owned	7,193	8,150	6,436
Other repossessed assets	454	283	681
Total nonperforming assets	$15,499	$17,021	$31,758

Performing restructured loans (5)	4,510	10,016	6,420

Asset Quality Ratios:
Non-performing assets to total assets	1.12%	1.22%	2.25%
Non-performing loans to total loans	0.80%	0.88%	2.54%
Allowance for loan losses to non-performing loans	170.28%	156.15%	64.90%
Allowance for loan losses to loans receivable	1.37%	1.37%	1.65%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Ratios for the three month periods have been annualized.

(4) Net interest income divided by average interest earning assets.

(5) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are non-accrual are in the nonaccrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., (765) 747-2945